UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Planet Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

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PLANET FITNESS, INC.

4 Liberty Lane West

Hampton, NH 03842

Dear Stockholders:

You are cordially invited to attend the Planet Fitness, Inc. Annual Meeting of Shareholders (the “Annual Meeting”) on Monday, April 29, 2019 at 2:00 p.m. Eastern Time. The Annual Meeting will be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199.

On March 19, 2019, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2018 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by of for brokers or fiduciaries should be returned as requested by them.

We hope that you will be able to join us on April 29th.

Sincerely,

Stephen Spinelli, Jr.	Christopher Rondeau
Chairman of the Board	Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

The Notice will serve as an admission ticket for one shareholder to attend the Annual Meeting. On March 19, 2019, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date, March 8, 2019. Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

PLANET FITNESS, INC.

4 Liberty Lane West

Hampton, NH 03842

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (“the Company”) will be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 at 2:00 p.m. Eastern Time on Monday, April 29, 2019, for the following purposes:

1.	Elect the two director nominees named in the Proxy Statement to serve until the 2022 annual meeting of stockholders;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019;

3.	Approve, on an advisory basis, the compensation of the Company’s named executive officers; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

March 8, 2019 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 4 Liberty Lane West, Hampton, New Hampshire 03842, during ordinary business hours, from April 19, 2019 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote in person, your proxy will not be used.

If you need assistance voting your shares, please call Investor Relations at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

You may attend the Annual Meeting and vote your shares in person, even if you previously voted by the Internet, by telephone or returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Hampton, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting in person. If you are a registered shareholder (meaning you hold your shares in your name), you must present valid identification to attend the meeting. If you are a beneficial shareholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present proof of ownership to attend the meeting.

We look forward to seeing you. Thank you for your ongoing support of and interest in Planet Fitness, Inc.

By Order of the Board of Directors,

Justin Vartanian General Counsel and Secretary

March 19, 2019

Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on April 29, 2019. Stockholders may access, view and download the 2019 Proxy Statement and the 2018 Annual Report at www.proxydocs.com/PLNT.

Additional Information	53
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials	53
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting	53
Incorporation by Reference	53
Householding	53
Voting by Telephone or the Internet	53
Other Matters	54

PLANET FITNESS, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

April 29, 2019

INTRODUCTION

This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 at 2:00 p.m. Eastern Time on April 29, 2019, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the two director nominees named in the Proxy Statement to serve until the 2022 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019;

3.	Approve, on an advisory basis, the compensation of the Company’s named executive officers; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2018 Annual Report on Form 10-K, is being mailed to stockholders on or about March 19, 2019. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.

Why are we providing these materials?

Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on Monday, April 29, 2019 at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 beginning at 2:00 p.m. Eastern Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein.

What information is contained in this Proxy Statement?

This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.

What proposals will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Elect the two director nominees named in this Proxy Statement to serve until the 2022 annual meeting of stockholders;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019; and

•	Approve, on an advisory basis, the compensation of our named executive officers.

We will also consider other business that properly comes before the Annual Meeting.

What shares can I vote?

You may vote all shares of common stock that you owned as of the close of business on the record date, March 8, 2019. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.

As of March 8, 2019, there were 83,855,812 shares of Class A common stock outstanding and 9,187,730 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our headquarters at 4 Liberty Lane West, Hampton, New Hampshire 03842 for a period of at least ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•	In person—you may attend the Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

•	By proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet at www.proxypush.com/PLNT;

•	by using a toll-free telephone number noted on your proxy card; or

•	by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on April 28, 2019.

If you properly cast your vote by either voting your proxy via the Internet, by telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

What is a proxy holder?

We are designating Dorvin Lively, our President & Chief Financial Officer, and Justin Vartanian, our General Counsel and Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•	“ FOR ” the election of the Board’s nominees;

•	“ FOR ” the ratification of the appointment of KPMG LLP; and

•	“ FOR ” the advisory approval of the compensation of our named executive officers.

May my broker vote for me?

If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.

What are abstentions and broker non-votes?

An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?

Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•	Entering a new vote online;

•	Entering a new vote by telephone;

•	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or

•	Attending the Annual Meeting and voting in person.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of Class A and Class B common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 83,855,812 shares of Class A common stock outstanding and 9,187,730 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.

What vote is required to approve the election of directors (Proposal 1)?

Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.

What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2)?

Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 3)?

Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 31, 2018 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

What does it mean if I receive more than one Notice?

You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

How are votes counted?

Donnelley Financial Solutions, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days on a Current Report on Form 8-K.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Who pays for costs relating to the proxy materials and Annual Meeting?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must also present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

Who should I call if I have any questions?

If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call us at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

PROPOSAL 1:

Election of Directors

Our business operates under the direction of our Board, which currently consists of six directors. In accordance with our Restated Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2019, 2020, and 2021, respectively. Craig Benson and Cambria Dunaway are the Class I directors whose terms expire at the Company’s 2019 Annual Meeting of stockholders. Our Board has nominated, and stockholders are being asked to reelect, Gov. Benson and Ms. Dunaway for three-year terms expiring at our 2022 annual meeting of stockholders. If elected, the nominees will each hold office until our 2022 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.

Each of the two nominees currently serves as a director of the Company. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.

The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS

The following table sets forth the name, age, and position, as of March 8, 2019, of individuals who currently serve as directors on our Board.

Name	Age	Position
Chris Rondeau	46	Chief Executive Officer and Director
Frances Rathke	58	Director
Stephen Spinelli, Jr.	64	Chair of the Board
David Berg	57	Director
Craig Benson	64	Director
Cammie Dunaway	56	Director

Class I—Directors with Terms Expiring in 2019

Craig Benson has served on our Board since July 2017. Gov. Craig Benson serves as the Chief Executive Officer at Soft Draw Investments, LLC. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999. Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He currently serves as Trustee of Lahey Health System, Inc. and is a member of the Board of Trustees at Lahey Hospital & Medical Center. He also serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire and Grand Valley State University. Because of his franchising and executive leadership experience, we believe Gov. Benson is well qualified to serve on our Board.

Cammie Dunaway has served on our Board since October 2017. Ms. Dunaway is employed as the Chief Marketing Officer for Duolingo, a language education platform. Prior to Duolingo, Ms. Dunaway was a private consultant supporting organizations with strategic initiatives to accelerate growth and innovation, and coached leaders on how to achieve maximum results, impact and enjoyment. Ms. Dunaway previously served as the U.S. President and Global Chief Marketing Officer of KidZania, an international location-based entertainment concept focused on children’s role-playing activities, from October 2010 to December 2014. From October 2007 to October 2010, Ms. Dunaway served as Executive Vice President for Nintendo, with oversight of all sales and marketing activities for the company in the United States, Canada and Latin America. Before joining Nintendo, Ms. Dunaway was Chief Marketing Officer for Yahoo! from June 2003 to November 2007. Prior to joining Yahoo!, Ms. Dunaway was at Frito-Lay for 13 years in various leadership roles in sales and marketing, including serving as the company’s Chief Customer Officer and as Vice President of Kids and Teens brands. Ms. Dunaway has served as a member of the board of directors for Red Robin Gourmet Burgers, Inc. since 2014, serving as the Chair of the nominating and corporate governance committee, as well as a member of the compensation committee. She also serves on the board of directors for GoHealth, LLC, a privately held healthcare company in the urgent care space. She previously served as a member of the board of directors for Nordstrom fsb from 2014 to 2017, Marketo, Inc. from 2015 to 2016, and Brunswick Industries from 2006 to 2014. Ms. Dunaway holds a Bachelor of Science degree in Business Administration from the University of Richmond and an M.B.A. from Harvard Business School. Because of her extensive experience in brand management and retail concepts, we believe Ms. Dunaway is well qualified to serve on our Board.

Class II—Directors with Terms Expiring in 2020

Stephen Spinelli, Jr. has served on our Board since January 2012 and as Chair of our Board since May 2017. In December 2018, Babson College announced that Dr. Spinelli had been selected as the college’s 14th president and will assume that role beginning in July 2019. He served as Chancellor of Thomas Jefferson University from July 2017 until June 2018, having previously served as President of Philadelphia University since August 2007, which merged with Thomas Jefferson University in June 2017. He was named Chancellor Emeritus of Thomas Jefferson University effective July 1, 2018. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli previously served as Chief Executive Officer of the American Oil Change Corporation. He also currently serves on the Board of Advisors of the Berwind Corporation. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College. Because of his experience in franchising and as an entrepreneur, we believe Dr. Spinelli is well qualified to serve on our Board.

David Berg has served on our Board since September 2015. He currently serves as Chief Executive Officer of European Wax Center, where he is leading the company to build upon its foundation for continued enhancement and expansion of the brand. He previously served as Chief Executive Officer of Carlson Hospitality Group from May 1, 2015 until March 1, 2017, where he led the Carlson corporate center and managed the global hotel business. Prior to his role at Carlson Hospitality Group, Mr. Berg served as Chief Executive Officer and Chief Customer Service Officer for Z Wireless, the fastest growing reseller of Verizon services. Mr. Berg also previously served as Executive Vice President and President of Outback Steakhouse International, overseeing more than 200 restaurants in 20 countries. Additionally, Mr. Berg served as Chief Operating Officer of GNC Holdings Inc. Prior to that, he was Executive Vice President and Chief Operating Officer of Best Buy International. Mr. Berg currently serves on the board of directors for European Wax Center, the Miller Retailing Center at the University of Florida and the Walker Art Center. He received a Bachelor of Arts degree in economics from Emory University and a law degree, with honors, from the University of Florida College of Law. Because of his experience in consumer brands, we believe Mr. Berg is well qualified to serve on our Board.

Class III—Directors with Terms Expiring in 2021

Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. He has played a critical role in developing and refining the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry. Because of his leadership experience, role as Chief Executive Officer and history with Planet Fitness, we believe Mr. Rondeau is well qualified to serve on our Board.

Frances Rathke has served on our Board since August 2016. Ms. Rathke previously served as Chief Financial Officer and treasurer of Keurig Green Mountain, Inc. for 12 years, where she was responsible for leading the company’s finance organization, overseeing $1.5 billion in acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig Green Mountain, she was interim Chief Financial Officer for Wild Oats Markets, Inc. Prior to her role at Wild Oats, Ms. Rathke served as Chief Financial Officer and secretary for 11 years at Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as controller. Ms. Rathke is a current member of the board of directors of Green Mountain Power Corporation and the Flynn Center for Performing Arts. Ms. Rathke is a Certified Public Accountant. She received a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont. Because of her experience in consumer brands and her financial expertise, we believe Ms. Rathke is well qualified to serve on our Board.

CORPORATE GOVERNANCE

Corporate Governance Highlights

As corporate governance is key to a strong and accountable Board, we strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including the below examples.

✓	Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the Compensation Committee of the Board

✓	Clawback, Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors, Executive Officers and other Employees	✓	Limitation on Management Directors. Our CEO is the only member of management who serves as a director

✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Audit Committee Approval Required for Related Party Transactions

✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	No “Poison Pill” (Stockholder Rights Plan)

✓	Independent Executive Compensation Consultant	✓	Commitment to Diversity

✓	Risk Oversight by the Board and Committees	✓	No excise tax gross-ups on severance or change in control payments or benefits

✓	Annual Board and Committee Self-Evaluations	✓	Established Whistleblower Policy

✓	Separate offices of chair of the Board and CEO.	✓	Established Director and Senior Officer Stock Ownership Guidelines

Board Composition and Director Independence

Our business and affairs are managed under the direction of the Board. Our Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than 15 directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:

•

Class I, which consists of Craig Benson and Cammie Dunaway. The terms of Gov. Benson and Ms. Dunaway will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal.

•

Class II, which consists of David Berg and Stephen Spinelli, Jr. The terms of Dr. Spinelli and Mr. Berg will continue until our 2020 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and

•

Class III, which consists of Frances Rathke and Chris Rondeau. The terms of Ms. Rathke and Mr. Rondeau will continue until our 2021 annual meeting and a successor is duly elected and qualified or until earlier death, resignation or removal.

At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.

Amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of at least 75% of the voting power of our outstanding shares of capital stock. The Company believes this heightened threshold is appropriate as it relates to fundamental elements of our corporate governance. The provision does not preclude changes being made to governing documents but rather it requires broad stockholder consensus in order to effect change. By requiring a 75% stockholder vote, the Board is better positioned to protect the Company from third-party takeover attempts and encourage those interested in acquiring the Company to negotiate directly with the Board.

Our Board has determined that Dr. Spinelli, Ms. Dunaway, Ms. Rathke and Mr. Berg qualify as independent directors under the rules of the NYSE. In making this determination, the Board considered the relationships that Dr. Spinelli, Ms. Dunaway, Ms. Rathke and Mr. Berg have with our Company and all other facts and circumstances that the Board deemed relevant in determining their independence.

Annual Board and Committee Performance Review

Pursuant to our corporate governance guidelines, our nominating and corporate governance committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of our audit committee, compensation committee and nominating & corporate governance committees each provide that the respective committee is responsible for performing or participating in an evaluation of its performance, the results of which are presented to the Board.

Board of Directors Leadership Structure

We currently separate the offices of the chair of the Board and chief executive officer of the Company, with Dr. Spinelli serving as non-executive chair, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Rondeau to focus on his role as chief executive officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Dr. Spinelli serves as a key source of communication between the independent directors and the chief executive officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and presides at regularly scheduled meetings of the independent directors.

Board Meetings, Attendance and Committees

Our Board met thirteen times during 2018. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2018. The Board also approved certain actions by unanimous written consent in lieu of a meeting.

It is our policy that our directors attend annual meetings of stockholders. All then-current directors attended the 2018 Annual Meeting of Stockholders.

As of the date of this Proxy Statement, our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at http://investor.planetfitness.com.

Audit Committee

Our audit committee consists of three non-employee directors: Ms. Rathke, Dr. Spinelli and Mr. Berg, with Ms. Rathke serving as chair of the committee. Our audit committee has determined that each of Ms. Rathke, Dr. Spinelli and Mr. Berg meets the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee met eight times during 2018.

None of our audit committee members simultaneously serve on the audit committees of more than three public companies, including ours. Our Board has determined that each of Ms. Rathke, Dr. Spinelli and Mr. Berg is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Compensation Committee

Our compensation committee consists of three non-employee directors: Mr. Berg, Dr. Spinelli and Ms. Rathke, with Mr. Berg serving as chair of the committee. Our compensation committee met five times during 2018. Our Board has determined that each of Mr. Berg, Dr. Spinelli and Ms. Rathke meet the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules. The compensation committee’s responsibilities include:

•

determining and approving the compensation of our chief executive officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, and evaluating the performance of our chief executive officer in light of such corporate goals and objectives;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of our other executive officers;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our equity compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three non-employee directors: Dr. Spinelli, Mr. Berg and Ms. Dunaway, with Dr. Spinelli serving as chair of the committee. Our nominating and corporate governance committee met five times during 2018. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board a set of corporate governance principles;

•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	reviewing and recommending to the Board practices and policies with respect to directors;

•	reviewing and recommending to the Board the functions, duties and compositions of the Board’s committees;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	providing for new director orientation and continuing education for existing directors on a periodic basis;

•	performing an evaluation of the performance of the committee; and

•	overseeing the evaluation of the Board and management.

Board Oversight of Risk Management

While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks as well as financial risks, and is also responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with corporate governance, business conduct and ethics. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Compensation Committee Interlocks and Insider Participation

Dr. Spinelli, Mr. Berg and Ms. Rathke have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Codes of Conduct

We have adopted a code of business conduct and ethics applicable to our directors, officers and employees and a code of ethics for senior financial officers applicable to senior executive and financial officers, including our principal executive officer and principal financial officer and principal accounting officer. The Codes of Conduct are available on our website at http://investor.planetfitness.com. If we make any substantive amendments to the Codes of Conduct or grant any waiver, including any implicit waiver, from a provision of the Codes of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Corporate Governance Guidelines

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of our Board. Our corporate governance guidelines are available on our website at http://investor.planetfitness.com.

Director Nomination Process

The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”

Board Membership Criteria

We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.

Shareholder Engagement

We value shareholder engagement and strive for regular communication with our shareholders throughout the year. In addition to engaging with shareholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.

Communications with Directors

Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

The audit committee of our Board has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2019. We are asking our stockholders to ratify this appointment.

SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.

We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

KPMG has served as our independent registered public accounting firm since 2012.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2018, the audit committee pre-approved all audit and permitted non-audit services provided by KPMG.

Principal Accountant Fees and Services

The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered for the fiscal years ended December 31, 2018 and 2017:

	Year ended December 31,
	2018	2017
Audit Fees (1)	$1,938,917	$2,098,679
Audit Related Fees (2)	25,000	111,668
Tax Fees (3)	1,227,850	1,230,790
All Other Fees (4)	5,340	5,340

Total	$3,197,107	$3,446,477

(1)

Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC. Audit fees also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.

(2)

Includes accounting consultation services related to the adoption of the new revenue recognition standard, new lease accounting standards and certain agreed upon procedures that are not required by statute or regulation.

(3)

Tax fees for 2018 and 2017 include $1,006,950 and $999,850, respectively, of professional services rendered for tax compliance, tax return review and preparation and tax payment planning. Tax fees for 2018 and 2017 also include $220,900 and $230,940, respectively, of professional services rendered for tax advice, planning, and other consulting services.

(4)	Other fees related to annual subscriptions to KPMG’s online accounting research tool.

There were no other fees billed by KPMG for services rendered to us, other than the services described above, for fiscal years ended December 31, 2018 and 2017.

The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation discussion and analysis that follows describes our compensation philosophy, policies and practices, summarizes our compensation programs, and discusses compensation decisions made by the compensation committee under those programs in 2018 with respect to the executive officers who are named in the summary compensation table below (referred to herein as our “named executive officers”). For 2018, our named executive officers are:

Name	Principal Position
Christopher Rondeau	Chief Executive Officer
Dorvin Lively	President and Chief Financial Officer
Craig Miller	Chief Digital and Information Officer
Roger Chacko	Chief Commercial Officer
Rob Sopkin	Former Chief Development Officer*

*	Effective April 4, 2018, Mr. Sopkin resigned from his position as Chief Development Officer.

2018 Accomplishments

2018 was a year of continued strong financial achievements and business expansion for the Company. The following are some of the highlights of our accomplishments in 2018:

•	Total revenue increased by 33.3% from the prior year to $572.9 million;

•	System-wide same store sales increased 10.2%;

•

Net income attributable to Planet Fitness, Inc. was $88.0 million, or $1.00 per diluted share, compared to $33.1 million, or $0.42 per diluted share, in the prior year, which included the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to tax reform in 2017;

•

Net income was $103.2 million compared to $55.6 million in the prior year, which included the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to tax reform in 2017;

•	Adjusted net income* increased 45.3% to $119.5 million, or $1.22 per diluted share, compared to $82.3 million, or $0.84 per diluted share, in the prior year;

•	Adjusted EBITDA* increased 20.8% to $223.2 million from $184.7 million in the prior year;

•	230 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 1,742 as of December 31, 2018; and

•	We had 12.5 million members as of December 31, 2018, a net increase of 1.9 million members since December 31, 2017.

*

Adjusted net income and Adjusted EBITDA are non-GAAP measures. For a discussion of Adjusted net income and Adjusted EBITDA and reconciliations of Adjusted net income and Adjusted EBITDA to U.S. GAAP (“GAAP”) net income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

We believe that the efforts of our named executive officers were critical to our financial growth and operational successes in 2018.

Overview of our Executive Compensation Program

Our executive compensation program is designed to closely tie pay to performance, in part through compensating our executives based on the attainment of operating goals that influence the creation of shareholder value. The compensation committee applied the following policies and principles in making its compensation determinations for our named executive officers in fiscal year 2018:

•	Base salaries should be consistent with those for similar positions in similar companies;

•	Annual bonuses should be directly connected to company performance and achievement of corporate goals;

•	Equity compensation should be used to align the interests of our named executive officers with those of our stockholders;

•	Benefits provided to our named executive officers should be modest and generally the same as those provided to our other employees; and

•	Total compensation should attract, motivate and retain talented executives in a competitive environment.

We believe that the features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our executive officers and our shareholders, while avoiding the promotion of excessive risk-taking.

Process for Determining Executive Compensation

The compensation committee

The compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers and administering our equity compensation plans and awards.

To maintain pay at competitive levels, our compensation committee strives to set base salaries and total compensation (base salary, annual bonus at target and grant date value of long-term incentive awards) at approximately the 50th percentile of our peer companies for the same element of compensation.

For information on the peer companies we use for compensation setting purposes, please see the discussion under “Use of Peer Group and Benchmarking”. To tie executive compensation to performance, short-term incentives are earned based primarily on the achievement of previously established corporate goals and take into consideration overall company performance for the year. The compensation committee also considers company performance when setting levels of long-term incentive awards.

As described below, the compensation committee works with members of management and obtains advice from an external independent compensation consultant when making its compensation decisions; however, the compensation committee remains solely responsible for setting the compensation of our named executive officers.

The role of management

The Chief Executive Officer makes compensation-related recommendations to the compensation committee with respect to annual base salary, target bonus opportunities and long-term incentive award grants for the named executive officers (other than himself). No member of the management team, including our Chief Executive Officer, has a role in determining his or her own compensation.

The role of the compensation consultant

Each year, the compensation committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual total compensation of each of our named executive officers. These factors include our performance against our internal strategic, operational and financial goals, an analysis of the appropriate mix of short-term cash and long-term equity compensation and a thorough review of compensation paid at peer companies compared to the compensation we pay our executives officers.

The compensation committee has from time to time engaged Seabury Human Capital (“Seabury”), a compensation consulting firm, to provide it with objective analysis, advice and information, including competitive market data and compensation recommendations related to the compensation of our Chief Executive Officer and our other named executive officers. In 2017, the compensation committee directly engaged Seabury to assist in the development of a peer group for compensation setting purposes and to assist it in determining competitive levels of base salary and annual incentive and long-term incentive compensation for our named executive officers. The work performed by Seabury in 2017 informed the compensation committee’s decisions about 2018 executive compensation. However, the compensation committee did not engage Seabury to perform any specific consulting or advisory services in 2018. In January 2019, the compensation committee again engaged Seabury to assist in updating our peer group to account for the growth of our company and the material changes experienced by the companies in our initial peer group since 2017. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the compensation committee determined that Seabury is independent and that the work it performed in 2017 and to date in 2019 did not raise any conflicts of interest.

Use of peer group and benchmarking

With the assistance of Seabury in 2017, we developed a list of our peer companies and collected and analyzed compensation data of these peer companies and compared it to the levels and components of our executive compensation program. To determine our peer companies, we selected publicly traded companies operating in the hotels, restaurants & leisure or specialty retail industries with a similar market capitalization and comparable size to the Company. In 2018, the compensation committee, after considering the information provided by Seabury in 2017, determined that each of our selected peer companies, listed in the table below, continued to be appropriate. Compensation data from these peer companies was used by the compensation committee as a basis for evaluating base salary, annual bonus target levels and the values of long-term incentive awards granted for the 2018 fiscal year:

2018 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

BJ’s Restaurants	DineEquity	Popeye’s Louisiana Kitchen

Bojangles	Five Below	Ruth’s Hospitality Group

Dave & Buster’s	LaQuinta Holdings	Shake Shack

Denny’s Corp	Ollie’s Bargain Outlet	Sonic Corp

In January 2019, we engaged Seabury to update our peer group for purposes of assisting us in determining our 2019 named executive officer compensation. When selecting the updated peer group, the compensation committee sought public companies operating primarily under a franchise business model in the hotels, restaurants & leisure or specialty retail industries with a similar market capitalization and comparable size to the Company. BJ’s Restaurants, Dave & Buster’s, Five Below and Ollie’s Bargain Outlet own all or substantially all of their stores and did not meet the compensation committee’s selection criteria. Certain of the companies from our 2018 peer group were removed from consideration for the updated peer group due to their merger with or acquisition by other companies. Based on the foregoing selection criteria, the compensation committee developed an updated list of selected peer companies for its 2019 peer group. Compensation data from these updated peer companies will be used by the compensation committee as a basis for evaluating base salary and annual bonus target levels, as well the values and types of long-term incentive awards granted, for the 2019 fiscal year.

2019 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

Aaron’s, Inc.	DineEquity	Ruth’s Hospitality Group

Bloomin Brands	Domino’s	Shake Shack

Bojangles	Dunkin Brands	Sonic Corp

Brinker International	Jack in the Box	Texas Roadhouse

Cheescake Factory	Papa John’s	Wendy’s Co.

Denny’s

Pay mix

The compensation of our named executive officers for the fiscal year 2018 consisted of the following elements:

Compensation Element	Purpose	Features

Base Salary	To attract and retain highly skilled executives.	Fixed component of pay to provide financial stability based on responsibilities, experience, individual contributions and peer company data.

Annual Cash Bonuses	To promote and reward the achievement of key short term strategic and business goals of the Company to motivate and attract executives.	Variable component of pay based on previously established annual company goals and, as appropriate, personal goals.

Long-Term Incentives	To encourage executives to focus on long term Company performance and increasing stockholder value; to promote retention of executives; to align the interests of our executives with our stockholders.	Equity component of pay that aligns executive interests with those of our stockholders and rewards stockholder value creation over the long term; currently in the form of stock options and restricted stock units that generally vest in equal installments over a four-year period.

Components of our Executive Compensation Program

Base salary

Each of our named executive officers is paid a base salary. The compensation committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role, as valued in the marketplace and within the Company. Base salaries are established based on peer group data, internal pay equity considerations and each named executive officer’s skill set, experience and role and responsibilities. Base salaries are reviewed annually, upon promotion, or following a change in job responsibilities and may be adjusted based on the above-referenced criteria and the recommendations of our Chief Executive Officer, except with regard to his own base salary. The initial base salary of each of Messrs. Rondeau, Lively, Miller, Chacko and Sopkin (prior to his resignation) is set forth in his respective employment agreement, and, for Messrs. Rondeau and Lively, have been subsequently adjusted by the compensation committee (though not in 2018). After considering the above-referenced criteria, the compensation committee set Mr. Chacko’s base salary at $500,000 in connection with his hiring on July 31, 2018 as our Chief Commercial Officer. None of our named executive officers received an increase in his base salary in 2018 because the compensation committee determined that each base salary remained appropriate in light of its review of the above-referenced criteria.

The base salaries of our named executive officers in 2018 were as follows:

•	Mr. Rondeau $700,000.

•	Mr. Lively $500,000.

•	Mr. Miller $350,000.

•	Mr. Chacko $500,000.

•	Mr. Sopkin (prior to his resignation) $350,000.

Annual bonus plan

Each of our named executive officers is eligible to earn a cash bonus under our annual bonus plan based on the achievement of key corporate financial and strategic goals and, in some cases, if determined to be appropriate by the compensation committee, the achievement of certain personal goals. The compensation committee believes this element of compensation is important because it directly ties the compensation paid to our named executive officers with the achievement of key operating and financial goals.

For fiscal 2018, the compensation committee chose Adjusted EBITDA as the performance goal that would be used to establish the funding levels under our annual bonus plan. The use of Adjusted EBITDA as the primary performance metric under the plan provides a direct link between the compensation payable to our executives and the value we create for our shareholders. Adjusted EBITDA is also a key metric used by us and by our shareholders to evaluate our business performance.

The compensation committee set the Adjusted EBITDA target for fiscal 2018 at $216.490 million, a level it believed was both challenging and achievable. By establishing a target that is challenging, the compensation committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is achievable, the compensation committee believes that employees will remain motivated to perform at the high level required to achieve the target.

The level of potential funding under the annual bonus plan for fiscal 2018 ranged from 0% to 225% of target based on our actual performance relative to the Adjusted EBITDA target, with a threshold funding level established by the compensation committee of $194.841 million (90% of target), the minimum level of Adjusted EBITDA performance that would result in any funding under the annual bonus plan. Bonus pool funding is non-linear based on the percentage of achievement versus target.

Overall Bonus Pool Funding Plan—Adjusted EBITDA Target

(all $ amounts in thousands)	Achievement	Threshold Performance (25% of target)	Target Performance (100% of target)	Maximum Performance (225% of target)
Adjusted EBITDA targets ($)		194,841	216,490	238,139
Achievement vs. target (%)		90	100	110
Bonus pool funding targets ($)		1,329	5,317	11,963
Adjusted EBITDA
Achievement in dollars ($)	223,200
Achievement vs. target (%)	103.1
Bonus pool funding ($)	6,965

Once the Adjusted EBITDA performance is determined after the close of the fiscal year, the funding level of the annual bonus plan is established. The bonus pool available under the annual bonus plan, based on its funding level, is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals. These specific goals are chosen by the compensation committee based on the impact on our profitability. Goals are designated as either “corporate” or “personal”. Corporate goals are financial or operational goals that are influenced or impacted by the activities of the broader organization. Corporate goals are shared among all executives in order to encourage cross-functional collaboration. Personal goals, when appropriate for the role, are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Each performance goal, whether “corporate” or “personal”, has a designated weighting and related payout at threshold, target and maximum levels of achievement.

The compensation committee established the corporate performance goals listed below for our 2018 annual bonus plan, including goals based on corporate same store sales, franchise same store sales, total franchise store placements and net revenue. The table below shows the payment levels based on achievement of the performance target. Payment levels between threshold and maximum are determined based on additional defined achievement levels. Under the annual bonus plan, if actual achievement was below 25% of the target amount for total franchise store placements and net revenue, then no payment would be made in respect of those performance targets. The minimum threshold target for corporate same store sales and franchise same store sales was 50%, below which no payment would be made in respect of those performance targets. As a result, the total payout percentage of 35% at the threshold performance level is a blended percentage representing both the 50% minimum performance target for the corporate and franchise same store sales metrics and the 25% minimum performance target for the remaining metrics.

2018 Annual Bonus Plan Performance Targets

	Weighting (%)	Threshold Performance	Target Performance	Maximum Performance
Corporate same store sales (%)	15	3.0	3.9	8.0
Franchise same store sales (%)	25	8.5	11.1	13.6
Total franchise store placements (#)	25	188	210	220
Net Revenue ($, in thousands)	35	470,000	540,164	594,181
Payout percentage (%)		35	100	225

The target amount of each named executive officer’s annual cash bonus is set as a percentage of his base salary. The target amount for each of our named executive officers was determined pursuant to his respective employment agreement, and for Messrs. Rondeau and Lively, has been subsequently adjusted by the compensation committee (though not in 2018).

The compensation committee made the following decisions regarding our named executive officers’ annual bonuses in 2018:

•

The target annual bonus for Mr. Chacko was set at 50% of his base salary by the compensation committee based on its review of the peer group data and other factors described under “Base salary” at the time he was hired in 2018. None of our other named executive officers received an increase in his annual target bonus opportunity in 2018 because the compensation committee determined that each such target bonus opportunity remained appropriate in light of the compensation committee’s review of the same data and factors.

•	Pursuant to his employment agreement, Mr. Chacko’s target bonus opportunity was not prorated by his date of hire, but was instead paid as though he was employed for the entire year.

The target bonus opportunity of each of our named executive officers for 2018 is listed in the table below:

Named Executive Officer	Target Bonus Opportunity (as a percentage of base salary)
Christopher Rondeau	120%
Dorvin Lively	70%
Craig Miller	50%
Roger Chacko	50%
Rob Sopkin	50%

As reflected above, the 2018 annual bonus plan was funded at 103.1% of target based on the compensation committee’s determination of our achievement of Adjusted EBTIDA of $223.200 million, which was 103.1% of the Adjusted EBITDA target amount described above.

The actual amount earned by Messrs. Rondeau, Lively, Miller and Chacko under our 2018 annual bonus plan was then determined by the compensation committee based on the level of achievement of the corporate performance goals described above, and as applicable, the level of achievement of certain personal goals described below. Payment to each of these named executive officers under the 2018 annual bonus plan was determined by multiplying the payout percentage for the applicable performance target by its weighting and then by the named executive officer’s target bonus opportunity, subject to adjustment in 2018 as described below. Mr. Sopkin was ineligible to receive any bonus payment for 2018 due to his resignation prior to the bonus payment date.

Actual achievement of the 2018 corporate performance goals, as applicable to Messrs. Rondeau, Lively, Miller and Chacko were as follows:

Corporate Performance Goal (Weighting)	2018 Performance Result	Level of Achievement (as a % of target)
Increase in Corporate Same Store Sales From Prior Year (15%)	6.5%	167.3
Increase in Franchise Same Store Sales From Prior Year (25%)	10.4%	87.3
Total Franchise Store Placements (25%)	228	225.0
Net Revenue (35%) ($, in thousands)	572,898	165.9

Based on the above levels of achievement and the weighting of each applicable corporate performance goal, the cumulative performance level achieved with respect to the corporate performance goals was 161.2%.

If additional bonus pool funds are available after the allocation to participants based on achievement of the corporate and personal performance goals, the remaining funds are then paid to all participants in the plan, allocated proportionally by target bonus amount. For 2018, bonus payments made under the plan based on the achievement of corporate and personal goals totaled $6,854,342, leaving $110,958 in additional funds available for payment under the plan based on total bonus pool funding of $6,965,300. As a result, each plan participant, including each of our named executive officers, received an additional payment under the 2018 annual bonus plan. Each of our named executive officers received an additional payment representing a 3.3% increase in the corporate performance goal portion of their actual bonus payment (which resulted in a 1.9% increase in the total bonus payment for Messrs. Miller and Chacko based on the 60% weighting of the corporate performance goal portion of their actual bonus payment).

Bonuses for Messrs. Rondeau and Lively were based solely on the level of achievement of corporate performance goals. With respect to each Messrs. Miller and Chacko, the actual amount earned under our 2018 annual bonus plan was determined by the compensation committee based on the level of achievement of both the corporate performance goals, which were individually weighted as described above, and together determined 60% of his total bonus target, and the level of achievement of his individual performance goals, which were individually weighted and together determined 40% of his total bonus target. The individual performance goals are set at the beginning of each year, or upon hire, and relate directly to the duties and responsibilities of the individual executive.

The individual performance goals specific to Mr. Miller for fiscal 2018 included the following strategic and operational goals:

•	Develop and institute technology implementation plan (6%)

•	Deliver on plan to identify and integrate premium console technology (6%)

•	Drive plan to enhance data infrastructure (6%)

•	Develop and institute plan for the next generation of the Planet Fitness mobile platform (6%)

•	Develop control plan for point of sale systems (6%)

•	Drive plan for enhanced employee engagement within department (10%)

Actual achievement of Mr. Miller’s 2018 personal performance goals was as follows:

Performance Goal	2018 Performance Result	Level of Achievement (as a % of Target)
Personal performance goals (40%)	80.0%
Technology Implementation Plan (6%)		100.0%
Premium Console Technology Plan (6%)		50.0%
Data Infrastructure (6%)		100.0%
Next Gen Planet Fitness Mobile (6%)		100.0%
POS Control Plan (6%)		100.0%
Enhanced Employee Engagement (10%)		50.0%
Corporate performance goals (60%)	161.2%

The individual performance goals specific to Mr. Chacko for fiscal 2018 included the following strategic and operational goals:

•	Execute on plan to increase local marketing spend compliance (6%)

•	Execute on plan to increase web-based membership joins (6%)

•	Drive plan to develop new customer acquisition channels (6%)

•	Deliver on plan to increase new store electronic funds transfer (“EFT”) transactions (6%)

•	Deliver on plan for increase in member upgrades and retention (6%)

•	Drive plan for enhanced employee engagement within department (10%)

Actual achievement of Mr. Chacko’s 2018 personal performance goals was as follows:

Performance Goal	2018 Performance Result	Level of Achievement (as a % of Target)
Personal performance goals (40%)	68.8%
Local Marketing Spend Compliance (6%)		100.0%
Web Joins (6%)		125.0%
New Customer Acquisition Channel Development (6%)		100.0%
New Store EFT (6%)		0.0%
Member Upgrades and Retention Plan (6%)		50.0%
Enhanced Employee Engagement (10%)		50.0%
Corporate performance goals (60%)	161.2%

Actual achievement of the 2018 corporate and personal performance goals, if applicable, and overall payout, as applicable to Messrs. Rondeau, Lively, Miller, Chacko and Sopkin were as follows:

Named Executive Officer	Corporate Performance Goal Achievement (as a % of target)	Personal Performance Goal Achievement (as a % of target) (1)	Overall Bonus Payout (as a % of target) (2)
Christopher Rondeau	161.2%	—	164.5%
Dorvin Lively	161.2%	—	164.5%
Craig Miller	161.2%	80.0%	130.7%
Roger Chacko	161.2%	68.8%	125.1%
Rob Sopkin (3)	—	—	—

(1)	Messrs. Rondeau and Lively did not have personal performance goals as an element of their 2018 target bonus opportunity.

(2)

Includes a 3.3% additional payment applicable to the corporate performance goal portion of the bonus (a 1.9% overall increase in bonus payment for named executive officers with 60% weighting of the corporate performance goal, as discussed above). The additional payment for Mr. Chacko was also pro-rated from his date of hire.

(3)	Mr. Sopkin was ineligible to receive any bonus payment under the plan due to his resignation prior to the bonus payment date.

Based on the achievement of the performance goals as set forth above, payment under the annual bonus plan for each of our named executive officers for 2018 was as follows:

Named Executive Officer	Target Bonus Opportunity	2018 Bonus Payment (2)
Christopher Rondeau	$840,000	$1,381,542
Dorvin Lively	$350,000	$575,642
Craig Miller	$175,000	$228,693
Roger Chacko (1)	$250,000	$312,644

(1)	Except for the additional payment related to the corporate performance goal, discussed above, Mr. Chacko’s bonus payment was not pro-rated based on his hire date, pursuant to his employment agreement.

(2)	Mr. Sopkin was ineligible to receive any bonus payment under the plan due to his resignation prior to the bonus payment date.

Long-term incentive awards

Each of our named executive officers is eligible to receive equity awards under our long-term incentive program. Our long-term incentive program is designed to promote stock ownership by our senior management, tie compensation realized to stock price performance and encourage retention of key executives. Our long-term incentive program is a key tool in aligning executive pay with value creation on behalf of shareholders without promoting excessive risk-taking.

Our 2018 long-term equity incentive program consisted of a combination of stock option and restricted stock unit awards. The compensation committee considers stock options to be performance-based because no value is created for the stock option awards unless the value of our Class A common stock appreciates after the date the stock options are granted. The Company grants stock option and restricted stock unit awards to our named executive officers, and other key employees, under the Planet Fitness, Inc. 2015 Omnibus Plan (the “2015 Plan”), which we adopted in connection with our IPO. In 2018, Mr. Lively also held unvested “Holdings Units” (described below) related to equity grants made prior to our IPO (described below).

For the purpose of determining the size of the 2018 long-term incentive awards granted to our named executive officers, the compensation committee considered analysis performed by Seabury during 2017 of the long-term incentive data of the Company’s peer group, along with Seabury’s recommendations. The compensation committee also considered these factors when determining that the 2018 long-term incentive awards should contain an equal mix of stock options and restricted stock units.

The compensation committee granted the following awards to our named executive officers in 2018:

•

Mr. Rondeau received a grant of 83,759 stock options to purchase shares of our Class A common stock with a grant date fair value of $1,050,000 and Mr. Rondeau also received a grant of 28,830 restricted stock units of our Class A common stock with a grant date fair value of $1,049,989.

•

Mr. Lively received a grant of 29,913 stock options to purchase shares of our Class A common stock with a grant date fair value of $374,988 and Mr. Lively also received a grant of 10,296 restricted stock units of our Class A common stock with a grant date fair value of $374,980.

•

Mr. Chacko received four grants upon hire, with two grants totaling 44,294 stock options to purchase shares of our Class A common stock with a grant date fair value of $749,988 and two grants totaling 15,781 restricted stock units of our Class A common stock with a grant date fair value of $749,913.

•

Mr. Miller received a grant of 6,979 stock options to purchase shares of our Class A common stock with a grant date fair value of $87,488 and Mr. Miller also received a grant of 2,402 restricted stock units of our Class A common stock with a grant date fair value of $87,481.

•

Mr. Sopkin received a grant of 6,979 stock options to purchase shares of our Class A common stock with a grant date fair value of $87,488 and Mr. Sopkin also received a grant of 2,402 restricted stock units of our Class A common stock with a grant date fair value of $87,481. These grants were subsequently forfeited in their entirety upon termination of Mr. Sopkin’s employment, pursuant to the vesting terms of the respective grant agreements.

With the exception of Mr. Chacko’s stock option and restricted stock unit grants, the stock options and restricted stock units granted to our named executive officers in 2018 vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to continued employment. Pursuant to the terms of his employment agreement, 15,009 of Mr. Chacko’s stock options, with a grant date fair value of $249,996, and 5,260 of his restricted stock units, with a grant date fair value of $249,955, vest over four years, in four equal installments beginning on the first anniversary of the grant date, subject to continued employment. Additionally, to further encourage retention, 29,285 of Mr. Chacko’s stock options, with a grant date fair value of $499,992, and 10,521 of his restricted stock units, with a grant date fair value of $499,958, vest in full upon the completion of three years of service, commencing on the date of hire. The stock options have a ten-year term. Stock options are issued with an exercise price equal to the fair market value of a share of our Class A common stock on the date of grant and cannot be repriced or reloaded without shareholder approval. Restricted stock units are issued based on the fair market value as determined by the closing share price of our Class A common stock on the date of the grant.

Holdings units

Prior to our IPO, in 2013, Mr. Lively was granted Class M Units under the Pla-Fit Holdings 2013 Equity Incentive Plan. In connection with our IPO, all of the outstanding vested and unvested Class M Units in Pla-Fit Holdings were converted into an amount of vested and unvested membership interests in that same entity (the “Holdings Units”). Each unvested Holdings Unit continues to vest based on the vesting schedule of the outstanding unvested Class M Unit for which it was exchanged. Pursuant to the terms of his award agreement, 20% of the Class M Units held by Mr. Lively vested upon the completion of our IPO. In connection with the restructuring transactions occurring at the time of our IPO, each holder of a Holdings Unit also received a corresponding share of our Class B common stock for each vested and unvested Holdings Unit they owned. Each holder can exchange his or her vested Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. To the extent Holdings Units do not vest in accordance with their terms, the corresponding shares of Class B common stock will be forfeited. Mr. Lively’s Holdings Units are fully vested as of July 24, 2018.

Stock ownership guidelines

On February 27, 2018, the Board adopted stock ownership guidelines for our non-employee directors and executive officers, under which (i) our chief executive officer and chief financial officer are required to acquire and own stock or stock equivalents in an amount equal to five times their annual base salary and (ii) all other senior executive officers are required to acquire and own stock or stock equivalents in an amount equal to three times their base annual salary. Directors and officers are required to meet the applicable ownership requirements within five years of becoming subject to them. Until the required ownership level is reached, directors and executive officers to which the guidelines apply are required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.

Retirement plans

All of our named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to the first 3% of compensation, plus 50% of employee contributions up to the next 2% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

Employee benefits and perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers. We also provide certain of our named executive officers, and certain other key employees, with certain additional limited benefits including tax equalization payments made to those of our named executive officers who are treated as partners rather than employees for U.S. tax purposes to offset self-employment and other additional taxes incurred as a result of such treatment, reimbursement of fees related to accounting services and relocation expenses, as applicable. The value of these benefits is included in the “All Other Compensation” column of the summary compensation table below.

Other Compensation-Related Matters

Tax effects of executive compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers in a taxable year in excess of $1 million. Certain compensation paid to our named executive officers under plans that were adopted prior to the time we became a publicly-traded corporation was excluded from this deduction limitation during a transition period that will end at the Annual Meeting. The compensation committee may consider the deductibility limitations of Section 162(m) when it structures our executive compensation arrangements with our named executive officers in the future, but retains the flexibility to approve compensation arrangements that promote the objectives of our compensation program even if they do not qualify for full or partial tax deductibility.

Clawbacks; insider trading

Effective as of February 22, 2019, the Company adopted an Executive Compensation Recoupment Policy, or “clawback” policy, which is to be administered and enforced by the compensation committee, and will apply to any cash or equity-based bonus or other cash or equity-based incentive granted by the Company to any of our executive officers. In the event of a restatement of the Company’s financial results due to material noncompliance with financial reporting requirements under the securities laws, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation paid or awarded by the Company to any current or former employee who is, or was, an “officer” of the Company for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (each an “Executive Officer”), the compensation committee may, in its discretion, seek reimbursement of any such compensation awarded or paid to the Executive Officer or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to the Executive Officer under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to an Executive Officer, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the compensation committee will determine, in its sole discretion, the amount, if any, by which the payment or award should be reduced or reimbursed. The compensation committee has sole discretion under the policy to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants.

The Company also has an insider trading policy, which prohibits hedging, short sales and pledging by directors, officers and other employees.

Compensation risk assessment

During 2018, the compensation committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis that appears above be included in this Proxy Statement.

Respectfully submitted, THE COMPENSATION COMMITTEE David Berg, Chair Stephen Spinelli, Jr. Frances Rathke

Summary Compensation Table

The following table sets forth information concerning the compensation earned by, awarded or paid to our named executive officers for fiscal 2018, 2017 and 2016.

Name and Principal Position (1)	Year	Salary ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Christopher Rondeau	2018	700,000	1,049,989	1,050,000	1,381,542	183,188	4,364,719
Chief Executive Officer	2017	685,479	—	1,999,999	1,342,440	55,871	4,083,789
	2016	585,102	—	1,000,000	867,125	45,224	2,497,451

Dorvin Lively	2018	500,000	374,980	374,988	575,642	672,293	2,497,903
President and Chief Financial Officer	2017	488,000	—	749,998	497,306	41,843	1,777,147
	2016	461,164	—	—	279,106	39,663	779,933

Craig Miller	2018	350,000	87,481	87,488	228,693	47,722	801,384
Chief Digital and Information Officer	2017	140,959	—	174,994	112,636	9,039	437,628

Roger Chacko	2018	200,000	749,913	749,988	312,644	35,999	2,048,544
Chief Commercial Officer

Rob Sopkin (6)	2018	107,692	87,481	87,488	—	14,616	297,277
Former Chief Development Officer	2017	107,397	—	174,995	60,655	12,300	355,347

(1)	Mr. Chacko was hired on July 31, 2018. Mr. Sopkin resigned from the Company effective April 4, 2018.
(2)

Amounts represent the aggregate grant date fair value of restricted stock unit awards granted to each of our named executive officers during 2018, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for these awards are discussed in Note 13 to our consolidated financial statements for the year ended December 31, 2018, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(3)

Amounts represent the aggregate grant date fair value of stock option awards granted to each of our named executive officers, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for stock option grants are discussed in Note 13 to our consolidated financial statements for the year ended December 31, 2018, and in Note 12 to our consolidated financial statements for the years ended December 31, 2017 and 2016, included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2018, 2017 and 2016. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(4)

Amounts represent annual bonuses earned by our named executive officers under our annual bonus plan. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan”.

(5)	Amounts shown in the “All Other Compensation” column for 2018 include the items set forth in the table below, as applicable to each named executive officer.

(6)	Mr. Sopkin’s unvested stock options and restricted stock units were forfeited upon termination of his employment. Mr. Sopkin did not receive any severance payments in connection with his departure.

Name	401(K) Company Match Contributions (1) ($)	Tax Equalization Payments (2) ($)	Dividend Equalization Payments (3) ($)	Specialized Accounting Services Fees Reimbursed (4) ($)	Payment of Accrued Vacation Time (5) ($)	Payment of Relocation Expenses (6) ($)	Total ($)
Christopher Rondeau	11,000	37,576	118,150	3,000	13,462	—	183,188
Dorvin Lively	11,000	22,422	626,256	3,000	9,615	—	672,293
Craig Miller	—	—	—	—	4,617	43,105	47,722
Roger Chacko	—	—	—	—	—	35,999	35,999
Rob Sopkin	—	—	—	—	7,471	7,145	14,616

(1)	Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)

Represents certain tax equalization payments made to our named executive officers to offset self-employment and other additional taxes incurred with respect to 2018 compensation as a result of their being treated as partners rather than employees for U.S. tax purposes.

(3)

Represents payments related to equity awards that vested during 2018 which were outstanding and unvested at the time of a previously declared dividend and were eligible to receive the dividend payment upon vesting.

(4)	Represents the reimbursement of fees related to accounting services.
(5)	Represents the payment of accrued but unused vacation time.
(6)

Represents reimbursement of expenses incurred in connection with the named executive officer’s relocation to the Hampton, New Hampshire area, and $11,829 (for Mr. Chacko) and $2,831 (for Mr. Sopkin) in related tax gross up benefits.

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards made to each of our named executive officers during our 2018 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other stock awards: Number of shares of stock or units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards (5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)
Name	Grant Date	Threshold (2) ($)	Target ($)	Maximum (2) ($)
Christopher Rondeau		294,000	840,000	1,890,000
	4/2/2018					83,759	36.42	1,050,000
	4/2/2018				28,830			1,049,989
Dorvin Lively		122,500	350,000	787,500
	4/2/2018					29,913	36.42	374,988
	4/2/2018				10,296			374,980
Craig Miller		61,250	175,000	393,750
	4/2/2018					6,979	36.42	87,488
	4/2/2018				2,402			87,481
Roger Chacko		87,500	250,000	562,500
	7/31/2018					15,009	47.52	249,996
	7/31/2018					29,285	47.52	499,992
	7/31/2018				5,260			249,955
	7/31/2018				10,521			499,958
Rob Sopkin (7)		61,250	175,000	393,750
	4/2/2018					6,979	36.42	87,488
	4/2/2018				2,402			87,481

(1)

Represents annual cash bonus opportunities granted under our annual bonus plan. As described in our “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan” above, each named executive officer was eligible to receive a target annual bonus equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the 2018 annual bonus plan is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.” Mr. Sopkin was ineligible to receive a bonus payment for 2018 due to his resignation before the bonus payment date.

(2)

Under the 2018 annual bonus plan, amounts shown in the “Threshold” column represent 35% of the named executive officer’s target bonus amount and amounts shown in the “Maximum” column represent 225% of the named executive officers’ target bonus amount. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan”.

(3)

Represents restricted stock units granted to each of our named executive officers, each of which generally vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment, except for the grant of 10,521 restricted stock units to Mr. Chacko, which vest in full on the third anniversary of the grant date, subject to Mr. Chacko’s continued employment through the such date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(4)

Represents stock options granted to each of our named executive officers, each of which generally vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment, except for the grant of 29,285 stock options to Mr. Chacko, which vest in full on the third anniversary of the grant date, subject to Mr. Chacko’s continued employment through such date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(5)	The exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(6)

With respect to stock option grants, reflects the grant date fair value of stock option awards granted in 2018 determined in accordance with FASB ASC Topic 718. See footnote (2) to the “Summary Compensation Table.” With respect to restricted stock unit grants, reflects the fair value of restricted stock unit awards granted in 2018, as determined by the closing share price of our Class A common stock on the date of the grant.

(7)

The grants of stock options and restricted stock units made to Mr. Sopkin were automatically forfeited for no consideration pursuant to their terms upon his termination of employment effective April 4, 2018.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment agreements with Messrs. Rondeau, Lively, Miller and Chacko

We have entered into employment agreements with each of Messrs. Rondeau, Lively, Miller and Chacko. Mr. Sopkin had been party to an employment agreement prior to his termination of employment. The terms of the agreements with each of our named executive officers are as follows:

Base salaries, performance bonus opportunities and other benefits

Pursuant to his employment agreement, Mr. Rondeau was originally entitled to an annual base salary of $500,000, which is subject to adjustment by our Board or the compensation committee and was subsequently increased to $700,000 in 2017. Mr. Rondeau was also originally eligible to earn an annual cash bonus, with a target of 100% of his annual base salary, which was subsequently increased to 120% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.

Pursuant to his employment agreement, Mr. Lively was originally entitled to an annual base salary of $450,000, which is subject to adjustment by our Board or the compensation committee and was subsequently increased to $500,000 in 2017. Mr. Lively was also originally eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, which was subsequently increased to 70% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.

Pursuant to his employment agreement, Mr. Miller is entitled to an annual base salary of $350,000, which is subject to adjustment by our Board or the compensation committee, and is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. His employment agreement also provides for a grant of stock options upon hire with a targeted grant date value of $175,000, and for expense reimbursement of up to $65,000 in connection with his relocation to the Hampton, New Hampshire area.

Pursuant to his employment agreement, Mr. Chacko is entitled to an annual base salary of $500,000, which is subject to adjustment by our Board or the compensation committee, and is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. His employment agreement also provides for two grants of stock options upon hire, one with a targeted grant date value of $250,000, which vests ratably over four years, and the other with a targeted grant date value of $500,000, which provides for cliff vesting after three years. Mr. Chacko’s employment agreement further provides for two grants of restricted stock units upon hire, one with a targeted grant date value of $250,000, which vests ratably over four years, and the other with a targeted grant date value of $500,000, which provides for cliff vesting after three years. Each of these equity grants were made to Mr. Chacko in 2018, as described above. Mr. Chacko’s employment agreement also provides for expense reimbursement of up to $200,000 in connection with his relocation to the Hampton, New Hampshire area.

Each employment agreement described above also provides for payments and benefits upon termination of the named executive officer’s employment under certain conditions, as described under “Potential Payments Upon Termination or Change in Control” below.

Resignation of Mr. Sopkin

Prior to his resignation from the Company, Mr. Sopkin had been party to an employment agreement with us, pursuant to which he was entitled to an annual base salary of $350,000, which was subject to adjustment by our Board or the compensation committee, and was eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee, and certain other benefits, including severance. Mr. Sopkin did not receive any severance payments or benefits in connection with his resignation.

Outstanding Equity Awards at 2018 Year-end

The following table shows the number of unvested equity awards held by our named executive officers as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable (1)	Option Exercise Price (2) ($)	Option Expiration Date	Number of Shares of Stock That have Not Vested (#) (3)	Market Value of Shares of Stock That Have Not Vested ($) (4)
Christopher Rondeau	85,000	85,000	17.08	5/16/2026
	68,563	205,691	21.01	5/4/2027
	—	83,759	36.42	4/2/2028
					28,830	1,545,865
Dorvin Lively	25,711	77,134	21.01	5/4/2027
	—	29,913	36.42	4/2/2028
					10,296	552,072
Craig Miller	5,474	16,423	23.36	8/7/2027
	—	6,979	36.42	4/2/2028
					2,402	128,795
Roger Chacko (5)	—	15,009	47.52	7/31/2028
		29,285	47.52	7/31/2028
					5,260	282,041
					10,521	564,136
Rob Sopkin	—	—	—	—	—	—

(1)

Stock options are generally subject to time-based vesting and generally vest over four years, in four equal installments beginning on the first anniversary of the grant date (which is ten years before the “Option Expiration Date” listed above for such option), subject to the named executive officer’s continued employment. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(2)	In each case, the exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(3)

Restricted stock units are subject to time-based vesting and generally vest over four years, in four equal installments beginning on the first anniversary of the grant date, subject to the named executive officer’s continued employment. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(4)	In each case, the market value is based on the closing price of $53.62 per share of our Class A common stock on December 31, 2018, as reported on the NYSE.

(5)

Mr. Chacko’s grants of 15,009 stock options and 5,260 restricted stock units are each scheduled to vest ratably over four years beginning on the first anniversary of the grant date, and his grants of 29,285 stock options and 10,521 restricted stock units are each scheduled to vest in full on the third anniversary of the grant date. All of the awards vest subject to Mr. Chacko’s continued employment through the applicable vesting dates. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

Option Exercises and Stock Vested

The following table shows the stock awards held by our named executive officers that vested during our 2018 fiscal year. Our named executive officers did not exercise any stock options in 2018.

Stock awards
Name	Number of shares realized on vesting (#)	Value realized on vesting (1) ($)
Christopher Rondeau	—	—
Dorvin Lively	225,272	11,202,776
Craig Miller	—	—
Roger Chacko	—	—
Rob Sopkin	—	—

(1)

Reflects the value of Holdings Units that vested in 2018, based on the closing price of our Class A common stock as quoted on the NYSE on the vesting date. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Holdings units”.

Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participated in or received benefits from a pension plan or from a non-qualified deferred compensation plan during our 2018 fiscal year or prior years.

Potential Payments Upon Termination or Change in Control

The employment agreements with Messrs. Rondeau, Lively, Miller and Chacko provide for severance payments and benefits in connection with specified termination events, subject to the named executive officer’s timely and effective execution of a separation agreement provided by us, containing a release of claims and other customary terms, and continued performance of the restrictive covenants described below. As described under “Resignation of Mr. Sopkin” above, Mr. Sopkin resigned from his employment with the Company effective April 4, 2018. In connection with his termination of employment, Mr. Sopkin did not receive any severance payments or benefits.

Mr. Rondeau

If Mr. Rondeau’s employment is terminated by us without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the term of his employment agreement, he will receive severance benefits consisting of (i) payment of his base salary for a period of 12 months following the date of such termination, (ii) payment of a pro-rata portion of the annual bonus he would have earned for the fiscal year in which his employment terminated, and (iii) the vesting of any unvested options or other unvested equity awards that would have vested in the calendar year in which his termination occurs. If Mr. Rondeau’s employment is terminated due to his disability (as defined in his employment agreement) during the term of his employment agreement, he will continue to receive his base salary, reduced by any disability income benefits to which he is entitled, and to participate in Company employee benefit plans, to the extent permitted by plan terms, for up to 90 consecutive days or 120 non-consecutive days of disability during any period of 365 consecutive calendar days.

Mr. Lively

If Mr. Lively’s employment is terminated by us without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the term of his employment agreement, he will receive a severance benefit consisting of payment of his base salary for a period of 12 months following the date of such termination. If Mr. Lively’s employment is terminated due to his disability (as defined in his employment agreement) during the term of his employment agreement, he will continue to receive his base salary, reduced by any disability income benefits to which he is entitled, and to participate in Company employee benefit plans, to the extent permitted by plan terms, for up to 12 weeks of disability during any period of 365 consecutive calendar days.

Mr. Miller

If Mr. Miller experiences an involuntary termination of employment, for a reason other than cause, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in the group health insurance plans of the Company, for a period of six months following such termination.

Mr. Chacko

If Mr. Chacko experiences an involuntary termination of employment, for a reason other than cause, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in the group health insurance plans of the Company, for a period of six months following such termination.

Equity Awards

Under the stock option and restricted stock unit award agreements under the 2015 Plan, upon termination of employment, any unvested stock options or restricted stock units then held by our named executive officers will be immediately forfeited, and if employment is terminated for cause or under circumstances that would have constituted termination for cause, any vested stock options will also be forfeited immediately. If employment is terminated due to death or disability, any vested stock options will remain exercisable until the earlier of one year following termination or the original term of the option. If employment is terminated for other reasons, any vested stock options will remain exercisable until the earlier of three months following termination or the original term of the option.

As described above, pursuant to Mr. Rondeau’s employment agreement, any unvested options or other unvested equity awards that would have vested in the calendar year in which his termination occurs will vest on a termination without cause by the Company or by him for good reason.

Restrictive covenants

Pursuant to his respective employment agreement, each of our named executive officers is bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for a period of time (Messrs. Rondeau, Miller, Chacko and Sopkin, one year; and Mr. Lively two years) following termination of employment.

Estimated severance payments

The following tables set forth the dollar value of the estimated payments and benefits that would have become payable to Messrs. Rondeau, Lively, Miller and Chacko in each of the termination scenarios described above, assuming the applicable triggering event occurred on December 31, 2018. For the reasons set forth above, Mr. Sopkin is not included in the tables below.

Christopher Rondeau

Name	Disability	Termination by the Company Without Cause/Resignation for Good Reason	Termination by the Company for Cause/ Resignation Without Good Reason
Severance payments plus pro rata bonus (1)	$233,333	$1,540,000	—
Accelerated vesting of equity awards (2)	—	—	—
Value of health and welfare benefits	4,871	—	—
Total	$237,997	$1,540,000	—

(1)	Because the termination is assumed to have occurred on December 31, 2018, the estimated “Severance payment” includes the full amount of Mr. Rondeau’s target bonus amount for 2018.
(2)

Because the termination is assumed to have occurred on December 31, 2018, no amounts have been included with respect to the acceleration of stock options and restricted stock units in the year in which the termination occurs.

Dorvin Lively

Name	Disability	Termination by the Company Without Cause/Resignation for Good Reason	Termination by the Company for Cause/Resignation Without Good Reason
Severance payments	$125,000	$500,000	—
Accelerated vesting of equity awards	—	—	—
Value of health and welfare benefits	2,368	—	—
Total	$127,368	$500,000	—

Craig Miller

Name	Disability	Involuntary Termination	Voluntary Resignation
Severance payments	—	$175,000	—
Accelerated vesting of equity awards	—	—	—
Value of health and welfare benefits	—	2,986	—
Total	—	$177,986	—

Roger Chacko

Name	Disability	Involuntary Termination	Voluntary Resignation
Severance payments	—	$250,000	—
Accelerated vesting of equity awards	—	—	—
Value of health and welfare benefits	—	7,408	—
Total	—	$257,408	—

Pay Ratio Disclosure Rule

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer.

In determining the median employee, we prepared a list of all our full-time, part-time and temporary employees as of December 31, 2018. To identify the “median employee” from our employee population, we calculated the amount of annual base compensation, including salary, hourly pay, over-time and holiday pay, for all of our employees other than our Chief Executive Officer. We annualized the compensation of those full-time and part-time employees that were not employed for the full year of 2018. As of December 31, 2018, we had 37 non-U.S. employees, accounting for less than 5% of our total employees, all of whom were located in Canada. In accordance with the rules that allow for non-U.S. employees that account for 5% or less of total employees to be excluded from the determination of a company’s employees for purposes of determining the “median employee”, we excluded all 37 employees located in Canada. We did not use any other permitted exclusions or adjustments under the rules. As of December 31, 2018, we had a total of 1,338 employees, excluding our Chief Executive Officer, 1,301 of whom were based in the U.S. and were included for purposes of identifying the median employee.

Once we identified the median employee, we calculated that employee’s annual total compensation in the same manner as we calculate “Total Compensation” for purposes of the Summary Compensation Table. Determined in this manner, the median employee’s annual total compensation was $20,896. As identified in the Summary Compensation Table above, using the same methodology for total compensation, the annual total compensation of our Chief Executive Officer was $4,364,719. The resulting ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer) is estimated to be 209:1.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL 3:

Advisory Vote on Named Executive Officer Compensation

The Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for the fiscal year ended December 31, 2018. The Board of Directors is asking shareholders to vote to approve, on a non-binding advisory basis, our named executive officer compensation by voting “ FOR ” the following resolution:

“RESOLVED, that the shareholders of Planet Fitness, Inc. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the section titled “Compensation Discussion and Analysis”, we maintain an executive compensation program that ties pay to performance and seeks to:

•	Provide base salaries that are consistent with similar positions in similar companies;

•	Directly connect incentive pay to company performance and achievement of corporate goals;

•	Align the interests of our named executive officers with those of our stockholders;

•	Provide benefits to our named executive officers that are modest and generally the same as those provided to our other employees; and

•	Attract, motivate and retain talented executives in a competitive environment.

The Board is asking shareholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the compensation committee and the Board value the views of our shareholders as expressed in their votes. The Board and compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for their service during 2018. Mr. Rondeau receives no additional compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Rondeau as an employee during 2018 is included in the Summary Compensation Table above.

Name	Fees Earned or paid in cash (1) ($)	Stock Awards (2) ($)	Total ($)
David Berg	69,500	79,956	149,456
Stephen Spinelli, Jr.	127,500	79,967	207,467
Frances Rathke	70,000	79,967	149,967
Craig Benson	50,000	79,967	129,967
Cammie Dunaway	50,000	79,987	129,987

(1)	Except for Gov. Benson, each director elected to receive shares of Class A common stock in lieu of her or his respective annual cash retainer.
(2)

Represents the grant date fair value of restricted stock units with respect to shares of our Class A common stock, which were granted for service as a director in 2018, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the year ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, Mr. Berg held 1,613 unvested restricted stock units, Dr. Spinelli held 1,974 unvested restricted stock units, Ms. Rathke held 1,674 unvested restricted stock units, Gov. Benson held 1,639 unvested restricted stock units and Ms. Dunaway held 1,722 unvested restricted stock units.

Non-Employee Director Compensation Program

Pursuant to our non-employee director compensation program as in effect during 2018, each non-employee member of our Board is eligible to receive an annual cash retainer payment of $50,000 and an annual grant of restricted stock units with a targeted grant date fair market value of $80,000. The annual grant of restricted stock units generally vests in full on the first anniversary of the grant date, subject to the director’s continued service as a member of our Board through the vesting date. Under this program, eligible directors receive the following additional cash retainers on an annual basis for service as the Board chair—$55,000; audit committee chair—$15,000; compensation committee chair—$12,000; and nominating and corporate governance committee chair—$10,000. Eligible directors also receive annual cash retainers for service as members of the audit committee—$7,500 and members of the compensation committee—$5,000. Pursuant to our non-employee director compensation program, eligible directors may elect to receive shares of Class A common stock in lieu of their cash retainer payments. In 2018, each director, other than Gov. Benson, made such an election.

The Board has adopted stock ownership guidelines for our non-employee directors and named executive officers, described above, under which our non-employee directors are required to acquire and own stock or stock equivalents in an amount equal to five times the annual retainer for our non-employee directors. Pursuant to the stock ownership guidelines, our non-employee directors and executive officers must achieve their respective ownership requirements by the latter of five years from the date of appointment, or five years from the adoption of the policy.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of March 8, 2019.

Name	Age	Position
Chris Rondeau	46	Chief Executive Officer and Director
Dorvin Lively	60	President & Chief Financial Officer
Craig Miller	57	Chief Digital & Information Officer
Roger Chacko	51	Chief Commercial Officer

Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer from 2003 to January 2013. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role working side by side with them to develop and refine the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry.

Dorvin Lively has served as our Chief Financial Officer since July 2013 and since May 2017 has served as our President & Chief Financial Officer. Mr. Lively, a 30-year veteran of corporate finance for various retail and consumer-products companies, leads our technology, franchise development, construction and real estate functions, as well as finance and strategic long-term planning. Prior to joining Planet Fitness, from August 2011 to July 2013, Mr. Lively served as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer for RadioShack Corporation. In these positions, Mr. Lively led the company’s finance, treasury, financial planning, investor relations, supply chain and dealer franchise functions. Prior to RadioShack, Mr. Lively served as Chief Financial Officer at Ace Hardware Corp. His experience also includes previous positions at Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. Mr. Lively is a Certified Public Accountant (Inactive) and received his Bachelor’s Degree from the University of Arkansas.

Craig Miller has served as our Chief Digital & Information Officer since September 2017, driving the vision and leadership of the Company’s technology innovation as well as managing its digital information systems. Most recently, he served as Senior Vice President and Chief Information and Technology Officer at Sonic Drive-In from January 2010 until May 2016, where he was responsible for developing and executing the technology transformation strategies and services, including customer experience, digital engagement, store operations, advanced analytics, and corporate solutions. Prior to joining Sonic, he served as Executive Vice President and Chief Information Officer at Movie Gallery/Hollywood Video. Mr. Miller previously held several senior technology roles at Bank of America, PepsiCo, and a software development firm that specialized in large-scale enterprise solutions and consumer products. He received his Bachelor’s degree from SUNY Stony Brook and Master’s degree from the Polytechnic Institute of New York University.

Roger Chacko has served as our Chief Commercial Officer since July 2018. In this role, he is responsible for overseeing the Company’s demand generation functions including marketing, branding, public relations and communications, corporate partnerships, channel management, corporate strategy, analytics and consumer research. He previously served as our interim Chief Marketing Officer from March 2018 through July 2018. Mr. Chacko has more than 25 years of senior global leadership experience. Before joining Planet Fitness, he served as Executive Vice President, Global Chief Commercial and Branding Officer at Carlson Hotel Group from June 2014 until March 2018. Mr. Chacko served as Executive Vice President, Chief Strategy Officer of Bloomin’ Brands, Inc. from August 2010 until June 2014. Prior to that, he served as Executive Vice President, Chief Marketing Officer of USAA. Mr. Chacko has also held various senior executive marketing, strategy, and profit and loss roles at leading consumer brands, such as Mars, Kellogg’s and Danone. Mr. Chacko received his graduate degree in Management from the Massachusetts Institute of Technology.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of March 8, 2019. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

In connection with the recapitalization transactions as part of our IPO, we issued to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they held. Each Continuing LLC Owner has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”

The percentage of shares beneficially owned is computed on the basis of 83,855,812 shares of our Class A common stock outstanding, and 9,187,730 shares of our Class B common stock outstanding as of March 8, 2019. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842.

	Class A common stock beneficially owned (1)		Class B common stock beneficially owned
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
The Vanguard Group (2)	8,858,801	10.6%	—	*
FMR, LLC (3)	7,135,121	8.5%	—	*
BlackRock, Inc. (4)	6,386,708	7.6%	—	*
Marc Grondahl (5)	2,367,695	2.7%	2,367,695	25.8%

Directors and Named Executive Officers
Chris Rondeau (6)	5,838,583	6.5%	5,588,310	60.8%
Dorvin Lively (7)	779,467	*	717,993	7.8%
Craig Benson (8)	157,774	*	149,052	1.6%
Stephen Spinelli, Jr. (9)	132,931	*	124,052	1.4%
David Berg	5,002	*	—	*
Frances Rathke	7,601	*	—	*
Cammie Dunaway	4,496	*	—	*
Craig Miller	7,818	*	—	*
Roger Chacko	—	—	—	—
All executive officers and directors as a group (9 persons) (10)		7.6%		71.6%

*	Less than one percent
(1)

Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be cancelled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.

(2)	Based on a Schedule 13G filed by The Vanguard Group with the SEC on January 10, 2019.
(3)	Based on a Schedule 13G filed by FMR, LLC with the SEC on February 13, 2019.
(4)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 6, 2019.
(5)	Reflects 2,367,695 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl, all of which have vested.
(6)

Reflects 7,207 shares of Class A common stock and 243,066 Class A common stock options that have vested or will vest within 60 days, and 5,588,310 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Rondeau, all of which have vested.

(7)

Reflects 2,574 shares of Class A common stock and 58,900 Class A common stock options that have vested or will vest within 60 days, and 717,993 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Lively, all of which have vested.

(8)

Reflects 8,722 shares of Class A common stock and 149,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Gov. Benson, all of which have vested.

(9)

Reflects 8,879 shares of Class A common stock that have vested or will vest within 60 days and 124,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, all of which have vested.

(10)

Reflects 6,579,407 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and named executive officers as a group, all of which have vested, 45,081 shares of Class A common stock that have vested or will vest within 60 days, and 309,184 Class A common stock options that have vested or will vest within 60 days.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares (2)	Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)
Equity compensation plans approved by security holders (1)	1,096,001	$23.62	7,665,836
Equity compensation plans not approved by security holders	—	—	—

Total	1,096,001	$23.62	7,665,836

(1)

Total reflects outstanding stock options and restricted stock units granted pursuant to the 2015 Omnibus Incentive Plan and the 2018 Planet Fitness Employee Stock Purchase Program as of December 31, 2018.

(2)

Outstanding restricted stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation. Had the outstanding restricted stock units been included in the calculation of the weighted average exercise price, the price would have been $21.86.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended December 31, 2018, except that due to inadvertence Dr. Spinelli had one late Form 4 filing with respect to a grant of restricted stock units by the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Franchisee relationships

Marc Grondahl was a member of our Board until February 1, 2017. Through his ownership interest in MG ADA Two Investor LLC, he entered into an area development agreement (“ADA”) with us dated December 21, 2015 under which the developer is obligated to open 28 Planet Fitness stores and for which ADA fees were paid to us totaling $280,000. Five stores have been opened under this ADA as of December 31, 2018. Through his ownership interest in CM3 Holdings LLC, Mr. Grondahl entered into two ADAs, both dated August 23, 2017, one of which was subsequently amended April 20, 2018, under the terms of which the developer is obligated to open 28 Planet Fitness stores, and for which ADA and transfer fees were paid to us totaling $280,000. Ten stores were opened under these ADAs as of December 31, 2018. In 2018, the Company received franchise revenues under Mr. Grondahl’s franchise agreements (“FA”), which totaled approximately $1,247,671. The Company also received fees for equipment purchases for the clubs under Mr. Grondahl’s FAs, as required by the terms of his FAs. The equipment purchases for the clubs under Mr. Grondahl’s FAs totaled approximately $3,092,268 in 2018. The terms of Mr. Grondahl’s ADAs and FAs are commensurate with other ADAs and FAs executed under the same circumstances.

Gov. Craig Benson was appointed to our Board on July 27, 2017. Through his ownership interest in BL Technologies Investments, LLC he entered into an ADA with us dated October 23, 2012, under which the developer is obligated to open 35 Planet Fitness stores and for which ADA fees were paid to us totaling $350,000. Fifteen stores have been opened under this ADA as of December 31, 2018. In 2018, the Company received royalty fees under Gov. Benson’s FAs, which totaled approximately $1,898,667. The Company also received fees for equipment purchases for the clubs under Gov. Benson’s FAs, as required by the terms of his FAs. The equipment purchases for the clubs under Gov. Benson’s FAs totaled approximately $885,015 in 2018. The terms of Gov. Benson’s ADA and FAs are commensurate with other FAs executed under the same circumstances.

In addition, Chris Rondeau and Marc Grondahl are owners of PF Principals, LLC, which has directly and indirectly provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.

Leases

On March 1, 2010, we entered into a lease agreement with Matthew Michael Realty, LLC for a corporate-owned store in Dover, New Hampshire. Matthew Michael Realty, LLC is currently owned by Mr. Michael Grondahl, an original co-founder of Planet Fitness and brother of Marc Grondahl who was a director on our Board until his resignation effective February 1, 2017. Pursuant to the lease agreement, the initial lease term is for approximately fourteen years and expires on April 20, 2024. In 2018, we paid an aggregate of approximately $505,180 in rent to Matthew Michael Realty, LLC.

On June 3, 2008, we entered into a lease agreement with PF Melville Realty Co., LLC for our corporate-owned store in Melville, New York. PF Melville Realty Co., LLC is currently owned by Michael Grondahl. The initial lease term is for fifteen years and expires on October 31, 2023. In 2018, we paid an aggregate of approximately $628,457 in rent to PF Melville Realty Co., LLC.

The results of operations of Matthew Michael Realty, LLC and PF Melville Realty Co., LLC are consolidated with the Company in our consolidated financial statements included in our 2018 Annual Report on Form 10-K. For further information, see Note 2 to our consolidated financial statements filed with our 2018 Annual Report on Form 10-K.

Other contractual relationships

Gov. Craig Benson is an approximately ten and one-half percent (10.5%) owner of Airpointe of New Hampshire, Inc. d/b/a Radianse Systems, which is an amenity tracking compliance software provider. We have engaged Radianse Systems to provide amenity tracking compliance software services to certain corporate-owned stores and to make this service available to all franchise locations. As of December 31, 2018, the Radianse software is being utilized at 35 corporate-owned Planet Fitness stores and approximately 400 franchisee-owned stores. In 2018, we paid an aggregate of approximately $230,626 in fees to Radianse.

For further information, see Notes 2(a), 3 and 11 to our consolidated financial statements filed with our 2018 Annual Report on Form 10-K.

Recapitalization Transactions in Connection with our IPO

These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2018 Annual Report on Form 10-K.

Exchange agreement

In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are cancelled. The parties to the Exchange Agreement amended the agreement on August 30, 2016, to, among other things, permit management Holdings Unit-holders to exchange such Holdings Units at any time, from time to time, in accordance with applicable law, contractual obligations and Company policies.

Tax receivable agreements

Future and certain past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements. Under the first of those agreements, we are generally required to pay to certain existing and previous equity owners of Pla-Fit Holdings, LLC (the “TRA Holders”) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay to TSG AIV II-A L.P and TSG PF Co-Investors A L.P. (the “Direct TSG Investors”) 85% of the amount of cash savings, if any, that we are deemed to realize as a result of the tax attributes of the Holdings Units that we held in respect of the Direct TSG Investors’ prior interest in us, which resulted from the Direct TSG Investors’ purchase of interests in our 2012 acquisition (the “2012 Acquisition”) by investment funds affiliated with TSG Consumer Partners, LLC (“TSG”), and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.

The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. In December 2017, tax legislation was enacted that, among other things, reduced the federal corporate income tax rate to 21% effective January 1, 2018. Assuming no further material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $684.8 million over the remaining term of the tax receivable agreements based on a price of $53.62 per share of our Class A common stock (the closing price per share of our Class A common stock on the New York Stock Exchange (“NYSE”) on December 31, 2018) and assuming all future sales had occurred on such date. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $582.1 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the TRA Holders’ ownership of our shares.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the TRA Holders, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest (generally calculated using one-year LIBOR), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year LIBOR, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year LIBOR plus 500 basis points.

Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.

As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may not be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2018, based on a share price of $53.62 per share of our Class A common stock (based on the closing price of our Class A common stock on the NYSE as of December 31, 2018) and a discount rate equal to 4.0%, we estimate that we would have been required to pay $425.2 million in the aggregate under the tax receivable agreements.

Funds used by Pla-Fit Holdings to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that Pla-Fit Holdings will be required to make may be substantial and will likely exceed (as a percentage of Pla-Fit Holdings’ net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer, particularly as a result of the 2017 Tax Cuts and Jobs Act (the “2017 Tax Act”).

As a result of potential differences in the amount of net taxable income allocable to us and to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”), as well as the use of an assumed tax rate in calculating Pla-Fit Holdings’ distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreements. To the extent we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Pla-Fit Holdings, the Continuing LLC Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Holdings Units.

If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the tax receivable agreements and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.

Pla-Fit Holdings amended and restated limited liability company agreement

In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated August 5, 2015, which was subsequently amended July 1, 2017 (the “Pla-Fit Holdings LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business. Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings. As such, we have no independent means of generating revenue. Pla-Fit Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, and also incur expenses related to our operations.

Pursuant to the Pla-Fit Holdings LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings

Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.

The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.

The Pla-Fit Holdings LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in Hampton, New Hampshire (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.

The Pla-Fit Holdings LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.

We have caused Pla-Fit Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under our senior secured credit facility. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year LIBOR plus 500 basis points until paid.

Registration rights agreement

In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and Direct TSG Investors, which include certain employees and directors that hold Holdings Units. The registration rights agreement provides Christopher Rondeau with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by him, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to certain employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The parties to the Registration Rights Agreement amended the agreement on August 30, 2016 to, among other things, provide that we are not obligated to file a registration statement with respect to the exchange of Holdings Units and Class B common stock for Class A common stock.

Indemnification Agreements

Prior to the completion of our IPO, we entered into indemnification agreements with each of our then-serving directors. We have since entered into indemnification agreements with each new director who has joined our Board after completion of our IPO. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed our 2018 audited financial statements with management.

The audit committee has discussed with our independent auditors the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our 2018 Annual Report on Form 10-K for filing with the SEC.

The audit committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2019.

Respectfully submitted, THE AUDIT COMMITTEE Frances Rathke, Chair Stephen Spinelli, Jr. David Berg

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2020 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on November 20, 2019.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2020 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2020 annual meeting must notify us no earlier than December 31, 2019 and no later than January 30, 2020. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2020 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New  Hampshire, 03842, or by email at investor@planetfitness.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.

Householding

Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (203) 682-8200, by mail at Investor Relations, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842, or by email at investor@planetfitness.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on April 28, 2019. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

ANNUAL MEETING OF PLANET FITNESS, INC.

Date:	Monday, April 29, 2019
Time:	2:00 p.m Eastern Time
Place:	Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR all the nominees listed in proposal 1 and FOR proposals 2 and 3.

1. To elect two directors to hold office until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

Nominees:	(01)	Craig Benson
	(02)	Cambria Dunaway

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019; and	☐	☐	☐

3. Approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Planet Fitness, Inc.

to be held on Monday, April 29, 2019

for Holders as of March 8, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/PLNT	866-220-2494

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Dorvin Lively and Justin Vartanian, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Planet Fitness, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

PROXY TABULATOR FOR PLANET FITNESS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #